Exhibit 4.6

ANNEXURE B

GOLD FIELDS LIMITED

(Registration No 1968/004880/06)

2012 SHARE PLAN

TABLE OF CONTENTS

1.	INTRODUCTION	3
2.	INTERPRETATION	3
3.	THE PLAN	15
4.	OPERATION OF THE PLAN	15
5.	PLAN LIMITS	18
6.	MAKING AND SETTLEMENT OF AWARDS	19
7.	ASSESSMENT OF COMPLIANCE WITH PERFORMANCE CONDITION	24
8.	VESTING OF THE FORFEITABLE SHARES AND CONDITIONAL SHARES	25
9.	TERMINATION OF EMPLOYMENT AND DEATH 14.1(h)	26
10.	CHANGE OF CONTROL 14.3(a), (b), (c), 14.1(g)	28
11	VARIATION IN SHARE CAPITAL 14.1(g), 14.3(a), (b)	30
12	FORFEITURE AND LAPSE OF AWARDS	34
13	FURTHER CONDITIONS	35
14	DISCLOSURE IN ANNUAL FINANCIAL STATEMENTS 14.8	37
15	COMPLIANCE OFFICER	37
16	AMENDMENTS AND TERMINATION 14.2	37
17	DOMICILIUM AND NOTICES	39
18	DISPUTES	41
19	SEVERABILITY	43
20	GOVERNING LAW	43

1.	INTRODUCTION

The purpose of the Gold Fields Limited Long-Term Incentive Plan 2012 is to provide selected Employees of the Employer Companies with the opportunity of receiving Shares in the Company. The provision of Shares will be used as both an incentive to Participants to deliver the Group’s business strategy over the long-term and as a retention mechanism. This will provide selected Employees with the opportunity to share in the success of the Company and provide alignment between these Employees and shareholders. 14.1(a)

2.	INTERPRETATION

2.1	In these Rules, unless inconsistent with the context, the following words and expressions shall have the following meanings:

2.1.1	“Act”	the Companies Act 71 of 2008 as amended and any re-enactment or replacement thereof;

2.1.2	“Allocated”	for purposes of setting the Plan limits referred to in Rule 5.1.1, shall mean one Share allocated per Award granted;

2.1.3	“Auditors”	the auditors of the Company from time to time;

2.1.4	“Award”	(a) an award of a specified number of Forfeitable Shares to an Employee in terms of the Plan; and/or

(b) an award of a specified number of Conditional Shares to an Employee in terms of the Plan,

on the basis that a Participant may forfeit the Forfeitable Shares or Conditional Shares in the circumstances set out in the Award Letter, and “Awarded” shall bear a similar meaning;

2.1.5	“Award Date”	the date, specified in the Award Letter, on which an Award is made to an Employee (being a date not earlier than the date on which the Committee resolved to make such an Award to the Employee) and the Employee will be deemed to have automatically accepted the Award on this date, unless otherwise specified in the Rules;

2.1.6	“Award Letter”	a letter containing the information specified in Rule 6.3 sent by the Company, or its nominee, and on the recommendation of the Employer Company, to an Employee informing the Employee of the grant of an Award to him;

2.1.7	“Business Day”	any day on which the JSE is open for the transaction of business;

2.1.8	“Capitalisation Issue”	a capitalisation issue as contemplated in section 47 of the Act;

2.1.9	“Change of Control”	all circumstances where a party (or parties acting in concert), directly or indirectly, obtains –

		(a)	beneficial ownership of 50% (fifty percent) or more of the Company’s issued Shares; or

		(b)	control of 50% (fifty percent) or more of the voting rights at meetings of the Company; or

		(c)	the right to control the management of the Company or the composition of the board of Directors of the Company; or

		(d)	the right to appoint or remove directors holding a majority of voting rights at board meetings; or

		(e)	the approval by the Company’s shareholders of, or the consummation of, a merger or consolidation of the

Company with any other business or entity, or upon a sale of the whole or a major part of the Company’s assets or undertaking.

2.1.10	“Change of Control Date”	the date on which the Change of Control of the Company becomes effective;

2.1.11	“Committee”	the Remuneration Committee of the board of Directors, the members of which do not hold any executive office within the Group, or any sub-committee of that committee charged with the administration of all or part of the Plan and, in the absence of such a committee, the board of Directors;

2.1.12	“Company”	Gold Fields Limited (Registration Number 1968/004880/06);

2.1.13	“Conditional Shares”	Shares, the Settlement of which is subject to the fulfilment of the Performance Condition and Vesting Condition specified in the Award Letter;

2.1.14	“Country Schedule”	a schedule to these Rules to be adopted as directed by the Committee, governing participation in the Plan by Participants employed by the Group in jurisdictions other than South Africa. Such Country Schedule shall form part of the Rules and in the event of a conflict between the respective provisions of the Country Schedule and the Rules, the relevant provision/s of the Rules shall prevail;

2.1.15	“Date of Termination of Employment”	the date upon which a Participant is no longer employed by, or ceases to hold salaried office in, any Employer Company; provided that, where a Participant’s employment is terminated without notice or on terms in lieu of notice, the Date of Termination of Employment shall be deemed to occur on the date on which the termination takes effect, and where such employment is terminated with notice, the Date of Termination of Employment shall be deemed to occur upon the date on which that notice expires;

2.1.16	“Directors”	the directors of the Company from time to time;

2.1.17	“Employee”	any person holding salaried employment or office with any Employer Company, including any executive director, but excluding any non-executive director of the Group; 14.1 (a) 14.4, 14.5

2.1.18	“Employer Company”	a company in the Group which employs a Participant;

2.1.19	“Escrow Agent”	the person or entity appointed by the Company from time to time to hold Forfeitable Shares for the absolute benefit of Participants, subject to the terms and conditions of these Rules;

2.1.20	“Existing Share Plans”	the Gold Fields Management Incentive Scheme, the terms and conditions of which are set out in the Gold Fields Management Incentive Deed of Trust, and the Gold Fields Limited 2005 Share Plan;

2.1.21	“Financial Year”	the financial year of the Company, running from 1 January to 31 December of each year as at the date of adoption of this Plan;

2.1.22	“Forfeitable Shares”	the Shares comprised in the Award registered in the name of the Participant and held for his benefit in dematerialised form in terms of 6.6 and 6.7;

2.1.23	“Group”	the Company and its Subsidiary companies from time to time and the expression “member of the Group” shall be construed accordingly;

2.1.24	“JSE”	the exchange operated by the JSE Limited (registration number 2005/022939/06), a public company duly registered and incorporated in accordance with the company laws of South Africa, licensed as an exchange under the Securities Services Act, No. 36 of 2004, as amended;

2.1.25	“JSE Listings Requirements”	the Listings Requirements as amended from time to time by the JSE, whether by way of practice note or otherwise;

2.1.26	“Liquidation Date”	the date on which any successful application for the final or provisional liquidation of the Company is lodged at the relevant court;

2.1.27	“Market Value”	the three day volume weighted average price of a Share on the JSE, on the last trading day preceding the date on which a determination of the Market Value of the Shares is to be made for the purposes of these Rules;

2.1.28	“Participant”	an Employee who has accepted or is deemed to have accepted an Award made to him in terms of the Plan and includes the executor of such Employee’s deceased estate where appropriate;

2.1.29	“Performance Condition”	a Performance Condition, if any, imposed as a condition of Vesting of an Award of Conditional Shares under Rule 6.2, as set out in the Award Letter;

2.1.30	“Performance Period”	the period in respect of which a Performance Condition is to be satisfied, as set out in the Award Letter;

2.1.31	“Plan”	the Gold Fields Limited Long-Term Incentive Plan 2012 constituted by these Rules, and amended from time to time;

2.1.32	“Prohibited Period”	(a) a closed period, as defined in the JSE Listings Requirements applicable to the Company from time to time; or

(b) any other period when there exists any matter, which constitutes unpublished price sensitive information in relation to the Company’s securities;

2.1.33	“Recharge Policy”	a written policy in force from time to time between the Company and Employer Company, regulating the funding of the Settlement;

2.1.34	“Retirement”	in relation to a Participant, retirement in terms of the rules of the Participant’s Employer Company’s pension or provident fund or, in relation to a Participant who is not a member of such fund, or where the Employer Company does not have such fund, as determined by a service contract between the Participant and his Employer Company, or early retirement with the consent of the Participant’s Employer Company;

2.1.35	“Rights Issue”	the offer of any securities of the Company, or those of another company, to all ordinary shareholders of the Company pro rata to their holdings;

2.1.36	“Rights Issue Share”	a Share or other security which a Participant can acquire in terms of a Rights Issue by virtue of Forfeitable Shares awarded to him;

2.1.37	“Rules”	these Rules of the Plan, as amended from time to time;

2.1.38	“Settlement”	the issue by the Company to a Participant of the required number of Forfeitable Shares or Shares to which a Participant is entitled pursuant to the making of an Award to a Participant, in accordance with the Settlement method stipulated in Rule 6.6 and the words “Settle” and “Settled” shall bear a corresponding meaning;

2.1.39	“Settlement Date”	the date on which Settlement shall occur;

2.1.40	“Share”	an ordinary share in the capital of the Company and includes any security/ies which are attributable to such ordinary share following a Change of Control;

2.1.41	“Subsidiary”	a company which is a subsidiary of the Company, within the meaning of the Act and/or a “Subsidiary” as defined in Accounting Statement IAS 27 (Consolidated and separate financial statements);

2.1.42	“Vesting Condition”	the condition of continued employment with the Group for the duration of the Vesting Period up to and including the Vesting Date,

as specified in Rule 8, unless otherwise stated in Rule 9, and applicable to all Awards;

2.1.43	“Vest”	(a) in respect of an Award of Forfeitable Shares, a Participant becoming unconditionally entitled to the Forfeitable Shares, free of any restrictions and forfeiture, on the fulfilment of the Vesting Condition as set out in the Award Letter;

(b) in respect of an Award of Conditional Shares, a Participant becoming entitled to a Share after confirmation by the Directors that the Performance Condition and Vesting Condition have been fulfilled, as set out in the Award Letter, and “Vesting” and “Vested” shall be construed accordingly;

2.1.44	“Vesting Date”	the date on which Vesting occurs; and

2.1.45	“Vesting Period”	the period specified in the Award Letter for which the Participant should fulfil the Vesting Condition.

2.2	The headings in these Rules are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.3	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, effect shall be given to it as if it were a substantive provision in the body of these Rules.

2.4	Unless the context indicates otherwise, an expression that denotes any gender includes the others; a natural person includes a created entity (corporate or unincorporated) and the singular includes the plural, and vice versa in each case.

2.5	References in these Rules to any statutory provisions include a reference to those provisions as amended or replaced from time to time and include any subordinate legislation made under them from time to time. Any reference to a particular section in a statutory provision is to that section as at the date of adoption of this Plan, and as amended or re-enacted from time to time and/or an equivalent measure in a statutory provision, provided that if as a result of such amendment or re-enactment, the specific requirements of a section referred to in this Plan are changed, the relevant provision of this Plan shall be read also as if it had been amended as necessary, without the necessity for an actual amendment;

2.6	When any number of days is prescribed in this Plan, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a business day, in which case the last day shall be the next succeeding day which is a business day.

2.7	Unless a contrary intention clearly appears -

2.7.1	if figures are referred to in numerals and in words and if there is any conflict between the two, the words shall prevail;

2.7.2	the words “include”, “including” and “in particular” shall be construed as being by way of example or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding word/s;

2.8	Any reference in this Plan to another agreement or document shall be construed as a reference to such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented;

2.9	The words “other” and “otherwise” shall not be construed eiusdem generis with any preceding words if a wider construction is possible.

3.	THE PLAN

The Plan shall be applicable to Awards made on or after the approval of the Plan by shareholders of the Company. These Rules shall govern the Plan.

4.	OPERATION OF THE PLAN

4.1	Basis upon which Awards are made 14.1.(f)

4.1.1	The basis upon which the Awards of Forfeitable Shares are made includes the following:

(i)	an Award of Forfeitable Shares will be made with reference to a Participant’s cash bonus calculated with reference to a Participant’s annual performance targets as applicable for the Financial Year ending immediately preceding the Award Date;

(ii)	the Shares are registered in the name of the Participant immediately subsequent to the Award Date and the Participant has all shareholder rights from the Settlement Date, subject to the forfeiture and disposal restrictions and the remaining provisions of these Rules; and

(iii)	Vesting of the Awards in all instances will be subject to the Vesting Condition, unless otherwise stated in Rule 9.

4.1.2	The basis upon which the Awards of Conditional Shares are made includes the following:

(i)	the number of Conditional Shares subject to an Award made to an Employee will primarily be based on the Employee’s annual salary, grade, performance, retention and attraction requirements and market benchmarks; 14.1(f)

(ii)	a Participant will not be entitled to any voting rights or dividends prior to the Settlement of Conditional Shares subsequent to the Vesting thereof; 14.1(e)

(iii)	Vesting of the Awards in all instances is subject to the Vesting Condition, unless otherwise stated in Rule 9; and

(iv)	Vesting of the Awards will be subject to the satisfaction of the Performance Condition measured over the Performance Period.

4.2	The Committee may from time to time, in its discretion:

4.2.1	call upon the Employer Companies to make recommendations to the Committee as to which of their respective Employees they recommend to incentivise or retain the services of by the Award of Forfeitable Shares or Conditional Shares; and

4.2.2	approve the grant of Awards to the Employees.

4.3	The Committee will have the final authority to decide:

4.3.1	which Employees will participate in the Plan in respect of each Award;

4.3.2	whether the Awards will be in the form of Forfeitable Shares or Conditional Shares, or a combination thereof;

4.3.3	the aggregate quantum of Awards to be made to all Employees;

4.3.4	the Vesting Period and Vesting Date in respect of each Award;

4.3.5	in respect of an Award of Conditional Shares, the terms of the Performance Condition and the Performance Period; and

4.3.6	all other issues relating to the governance of the Plan.

4.4	If, and when, the Committee approves the granting of an Award, the Committee shall notify the Company and the Employer Company of each Employee who has been approved for participation in the Plan.

4.5	The Company, or its nominee, shall issue an Award Letter to every Employee who has been approved for participation in the Plan as soon as is practically possible after receiving the Committee’s notification in terms of Rule 4.4.

4.6	The Employer Companies will, however, remain responsible to procure the Settlement of the benefits under the Plan to the Participants employed by them on the Settlement Date, or as may otherwise be regulated under the Recharge Policy.

5.	PLAN LIMITS

5.1	Overall company Limit 14.1(b)

5.1.1	The aggregate number of Shares at any one time which may be Allocated under the Plan, when added to the total number of Shares allocated under the Existing Share Plans shall not exceed 36,231,651 Shares (which represents approximately 5% of the number of issued Shares as at the date of approval of the Plan by shareholders). To the extent that there is a discrepancy between the number of Shares and the percentage of issued Shares it represents, the number of Shares will take precedence.

5.1.2	The limit referred to in Rule 5.1.1 shall include new Shares allotted and issued by the Company in Settlement of this Plan as contemplated in Rules 6.6.1 and 6.6.2 and new Shares allocated and issued and delivered by the Company in settlement of awards granted under the Existing Share Plans.

5.1.3	The limit referred to in Rule 5.1.1 shall exclude Shares Allocated by way of Awards under the Plan and Shares allocated in respect of awards under the Existing Share Plans which have been forfeited by Participants or which have lapsed without being exercised by Participants. 14.3(f)

5.1.4	The Directors must, where required, adjust the number of Shares available for the Plan (without the prior approval of the Company in a general meeting) and the number of Shares subject to existing Awards to take account of a sub-division or consolidation of the Shares of the Company. 14.3(a)

5.1.5	The Auditors shall confirm to the JSE in writing that any such adjustment has been properly calculated on a reasonable and equitable basis, in accordance with the Rules. 14.3(d)

5.2	Individual limit 14.1(c)

5.2.1	Subject to the provisions of Rule 11, the maximum number of Shares Allocated in respect of all unvested Awards granted to any Participant in respect of this Plan and unvested awards under the Existing Share Plans, shall not exceed 3,623,165 Shares (which represents approximately 0,5% of the number of issued Shares as at the date of approval of the Plan by shareholders. To the extent that there is a discrepancy between the number of Shares and the percentage of issued Shares it represents, the number of Shares will take precedence.

6.	MAKING AND SETTLEMENT OF AWARDS

6.1	Time when Awards may be made

6.1.1	The Committee may select any Employee for participation in the Plan, and make a grant to such Employee:

(i)	after the Plan has been approved by shareholders; and

(ii)	after the publication of the Company’s annual results for the relevant financial year. However, the Committee may, on behalf of an Employer Company, allow an Employee to join the Plan part way through a Financial Year of the Company by making an Award as soon as is practically possible after the interim results are published; and

(iii)	on any day on which there are no restrictions on the making of Awards being restrictions imposed by or as a result of a Prohibited Period, statute, order, regulation or directive, or by any code adopted by the Company based on the provisions contained in the King Report on Corporate Governance relating to dealings in securities by directors or the Listings Requirements, as the case may be.

6.2	Performance Condition in respect of Conditional Shares

6.2.1	The Vesting of an Award of Conditional Shares will be subject to the satisfaction of the Performance Condition set by the Committee.

6.2.2	Any such Performance Condition imposed under Rule 6.2.1 shall be:

(i)	objective; and

(ii)	set out in, or attached in the form of a schedule to, the Award Letter.

6.3	Award Letter

6.3.1	The Award Letter shall be in writing and shall specify the terms of the Award including:

(i)	the name of the Employee;

(ii)	the Award Date;

(iii)	the form of the Award, i.e. Forfeitable Shares or Conditional Shares and the combination thereof;

(iv)	the number of Shares subject to an Award;

(v)	the Vesting Date for Forfeitable Shares and Conditional Shares;

(vi)	the Vesting Condition;

(vii)	the Vesting Period;

(viii)	in respect of Conditional Shares, the Performance Condition and Performance Period; and

(ix)	any other relevant terms and conditions.

6.4	Award of Forfeitable Shares and Conditional Shares

6.4.1	An Award shall:

(i)	be personal to the Employee to whom it is addressed and may only be acted on by such Employee; and

(ii)	indicate that the Award will be deemed to have been accepted automatically by the Employee on the Award Date, unless the Employee specifically rejects the Award in writing to the Company within 5 (five) Business Days of the Award Date.

6.5	Save for Securities Transfer Tax which the Employer Company will recover from the Participant, the Participant will not be required to give any consideration for the grant or Settlement of an Award. The method of recovering the Securities Transfer Tax amount will be agreed between the Employer Company and the Participant prior to the Settlement Date and, failing such agreement being reached, the Employer Company may withhold such amount required from the Participant’s salary or other payments due to him from the Employer Company. 14.1(d)(i)

6.6	Settlement of Awards

6.6.1	Following the making of an Award of Forfeitable Shares, the Company shall, within 30 (thirty) days of the Award Date, procure the Settlement of that number of Forfeitable Shares to the Participant (without deducting any costs or income tax) by issuing Shares to the Participant (the related costs of which shall be recharged to the relevant Employer Company in terms of the Recharge Policy).

6.6.2	Following the Vesting of the Conditional Award, the Company shall within 30 (thirty) days of the Vesting Date procure the Settlement of that number of Shares to the Participant (without deducting any costs or income tax) by issuing Shares to the Participant (the related costs of which shall be recharged to the relevant Employer Company in terms of the Recharge Policy).

6.6.3	Notwithstanding any other provision to the contrary, as a fall back provision only, the Committee may determine that any Participant shall be paid (and instruct an Employer Company to make such payment) an amount in cash in lieu of any Shares that would have become liable to be issued to the Participant, which is equivalent to the aggregate Market Value of such Shares as at the Settlement Date.

6.7	Ownership in respect of Forfeitable Shares and Participant’s rights before the Vesting Date

6.7.1	Following the making of an Award of Forfeitable Shares, the Committee will procure that the Shares are held by the Escrow Agent for the absolute benefit of the Participants as owners of the Forfeitable Shares, but subject to the provisions of Rule 9. The Forfeitable Shares may not be disposed of or otherwise encumbered at any time from the date of their Settlement, up to and including the Vesting Date, except that on a Participant’s death (as envisaged in Rule 9.2) his Forfeitable Shares may be transferred to the executor of his estate. 14.9(b)(ii)

6.7.2	The Forfeitable Shares shall be subject to the control of the Escrow Agent acting on instructions from the Company from the Settlement Date up to and including the Vesting Date where after the Company shall, subject to Rule 9, procure unrestricted delivery of the Forfeitable Shares to the Participant and shall procure the release of the Forfeitable Shares from the Escrow Agent.

6.7.3	Except for the restrictions envisaged in Rule 6.7.1, the Participant has all other shareholder rights, namely the right to dividends and voting in respect of the Forfeitable Shares from the Settlement Date. To the extent that the Participant does not exercise his shareholder rights, they may not be exercised by the Escrow Agent. 14.1(e), 14.10

6.7.4	The Participant shall provide his Employer Company with, and the Participant shall consent to his Employer Company furnishing the Escrow Agent with, any information relating to the Participant’s identification that the Escrow Agent may require in order to ensure compliance with the Financial Intelligence Centre Act, 2001 or any other applicable legislation.

6.7.5	The Participant shall, where required, enter into a written agreement with the Escrow Agent, in a form approved by the Employer Company, relating to the holding of the Forfeitable Shares by the Escrow Agent during the Vesting Period.

6.7.6	The Employer Company shall not be liable for any loss or damage arising from any act or omission of the Escrow Agent, any central securities depository participant (“CSDP”) engaged by the Escrow Agent, any employee, director, or representative of the Escrow Agent or such CSDP in connection with or arising out of the holding of, or transacting in, the Forfeitable Shares.

7.	ASSESSMENT OF COMPLIANCE WITH PERFORMANCE CONDITION

7.1	As soon as reasonably practicable after the end of the Performance Period in relation to an Award of Conditional Shares, the Committee shall assess the relevant Participant’s compliance with the Performance Condition and determine the extent to which it has been satisfied.

7.2	The Committee shall calculate the number of Conditional Shares (if any) that Vest in each Participant, by reference to the extent to which it has been satisfied, and shall notify the Participant of this fact accordingly.

7.3	To the extent that the Committee determines that the Performance Condition has not been fulfilled, the Conditional Shares subject to the Performance Condition shall not Vest and will lapse immediately. The Participant shall be notified of such fact accordingly.

7.4	In the event that the Performance Condition has to be assessed prior to the end of the Performance Period, as envisaged by Rule 9, the Committee will have regard to the following when determining whether, and the extent to which, the Performance Condition has been satisfied:

7.4.1	where the event which triggers the early assessment occurs within 6 months of the end of the Company’s Financial Year, the Performance Condition will be assessed by reference to the results reported by the Company in respect of the previous Financial Year; and

7.4.2	where the event which triggers the early assessment occurs more than 6 months after the end of the Company’s Financial Year, the Performance Condition will be assessed by reference to the results reported by the Company in respect of the forthcoming Financial Year.

8.	VESTING OF THE FORFEITABLE SHARES AND CONDITIONAL SHARES

8.1	Subject to Rules 9 and 10, an Award of Forfeitable Shares will Vest on the date or dates specified in the Award Letter to be the Vesting Date, provided the Vesting Condition specified in the Award Letter has been fulfilled.

8.2	Subject to Rules 7, 9 and 10, an Award of Conditional Shares will Vest on the date or dates specified in the Award Letter to be the Vesting Date, provided the Vesting Condition and Performance Condition specified in the Award Letter have been fulfilled.

8.3	The effect of an Award Vesting will be:

8.3.1	in respect of an Award of Forfeitable Shares, that the restrictions imposed on the Forfeitable Shares shall cease to apply and the risk of forfeiture will lift; and

8.3.2	in respect of an Award of Conditional Shares, that the Participant becomes entitled to be issued the Shares comprised in the Award, free of any further restrictions, in Settlement thereof.

8.4	No amount will be payable by the Participant in respect of Forfeitable Shares or Conditional Shares on the Vesting Date. 14.1(d)(i)

9.	TERMINATION OF EMPLOYMENT AND DEATH 14.1(h)

9.1	Resignation, dismissal or abscondment

9.1.1	If a Participant’s employment with any Employer Company terminates by reason of:

(i)	his resignation;

(ii)	dismissal on grounds of misconduct, proven poor performance or proven dishonest or fraudulent conduct (whether such cessation occurs as a result of notice given by him or otherwise or where he resigns to avoid dismissal on ground of misconduct, poor performance or proven dishonest or fraudulent conduct); or

(iii)	his abscondment,

the Awards of Forfeitable Shares and/or Conditional Shares made to him that have not Vested, shall be forfeited in its entirety and will lapse immediately on the Date of Termination of Employment. For the avoidance of doubt, any Awards of Forfeitable Shares and Conditional Shares which have already Vested will be unaffected by this provision.

9.2	Death, Retrenchment, Retirement, ill-health, injury, disability and sale of Employer Company

9.2.1	If a Participant’s employment with any Employer Company terminates prior to the Vesting Date by reason of:

(i)	death; or

(ii)	retrenchment, as determined in accordance with the Employer Company’s policy; or

(iii)	Retirement; or

(iv)	ill-health, injury or disability, as determined to the satisfaction of the Committee; or

(v)	the Participant’s Employer Company ceasing to be a member of the Group or the undertaking in which he is employed being transferred to a transferee which is not a member of the Group; or

(vi)	other terminations and exceptional circumstances as determined by the Committee,

the following will apply:

9.2.2	in respect of Forfeitable Shares, a portion of the Award shall Vest on the Date of Termination of Employment and will reflect the number of months served since the Award Date over the total number of months in the Vesting Period. The portion of the Award that does not vest will lapse on the Date of Termination of Employment. For the avoidance of doubt, any Awards which have already Vested will be unaffected by this provision.

9.2.3	In respect of Conditional Shares, a portion of the Award shall Vest on the Date of Termination of Employment and will reflect the number of months served since the Award Date over the total number of months in the Vesting Period, and the extent to which the Performance Condition, has been met on the Date of Termination of Employment. In determining the extent to which the Performance Condition has been satisfied the Committee shall consider the provisions of Rule 7.4. The portion of the Award that does not Vest will lapse on the Date of Termination of Employment. For the avoidance of doubt, any Awards which have already Vested will be unaffected by this provision.

9.2.4	For the purposes of this Rule 9, a Participant will not be treated as ceasing to be an Employee of an Employer Company if, on the same date on which he ceases to be an Employee of an Employer Company, he is employed by another Employer Company.

10.	CHANGE OF CONTROL 14.3(a), (b), (c), 14.1(g)

10.1

Subject to Rule 10.3, in the event of a change of Control of the Company occurring before the Vesting Date, a portion of the Award of Forfeitable Shares and Conditional Shares will Vest on the Change of Control Date. In respect of

Forfeitable Shares, the portion of the Award which shall Vest will reflect the number of months served since the Award Date until the Change of Control Date over the total number of months in the Vesting Period. In respect of Conditional Shares, the portion of the Award which shall Vest will also reflect the number of months served since the Award Date. The Performance Condition in respect of Conditional Shares will be deemed to have been satisfied to the extent required for 100% of the Award of Conditional Shares to Vest (on-target performance).

10.2	The Employer Company shall discharge its obligation to issue to a Participant any Shares in terms of this Rule 10 in Settlement, by paying to a Participant an amount equal to the Market Value of such Shares as at the Change of Control Date. However, a Participant shall be Settled by the issue of Shares where he has made such election in writing and giving effect to such election is not restricted in terms of any restriction or requirement for shareholder approval imposed by or as a result of a Prohibited Period, statute, order, regulation or directive, or by any code adopted by the Company based on the provisions contained in the King Report on Corporate Governance relating to dealings in securities by directors or the Listings Requirements, as the case may be.

10.3	If the Company undergoes a Change of Control pursuant to a transaction, the terms of which make provision for Participants’ rights under this Plan to be accommodated on a basis which is determined by an independent merchant bank to be fair and reasonable to Participants, the provisions 0 shall not apply, provided that, in such an event, if a Participant’s employment by any member of the Group is terminated for any reason whatsoever (including his resignation) within 12 months following the Change of Control Date he shall be entitled to be Settled on mutatis mutandis the basis of 0 and 10.2 been applicable.

10.4	If there is an internal reconstruction or other event which does not involve any change in the ultimate Control of the Company or if any other event happens which may affect Awards, including the Shares ceasing to be listed on the JSE, the Awards held by a Participant shall not Vest as a consequence of that event and shall continue to be governed by the Rules of the Plan. However, if the terms of the Award Letter are no longer appropriate, the number of Forfeitable Shares or Conditional Shares subject to an Award and the Performance Condition in relation to Conditional Shares shall be adjusted, or the Awards shall be converted into awards in respect of shares in one or more other companies, provided the Participant is no worse off.

11.	VARIATION IN SHARE CAPITAL 14.1(g), 14.3(a), (b)

11.1	Capitalisation Issue, subdivision or consolidation of shares, liquidation, etc

11.1.1	In the event of a:

(i)	Capitalisation Issue; or

(ii)	a subdivision of Shares; or

(iii)	a consolidation of Shares; or

(iv)	the Company entering into a scheme of arrangement as contemplated in section 114 of the Act; or 14.1(e)

(v)	the Company making distributions to shareholders, as defined in the Act, including a distribution in specie, other than a dividend paid in the ordinary course of business out of the current year’s retained earnings,

Participants shall continue to participate in the Plan. The Committee may make such adjustment to the number of Forfeitable Shares or Conditional Shares comprised in the relevant Award or take such other action to place Participants in no worse a position than they were prior to the happening of the relevant event and to provide that the fair value of the Award immediately after the event is materially the same as the fair value of the Award immediately before the event. 14.3(a) (b)

11.2	The issue of Shares as consideration for an acquisition, and the issue of Shares or a vendor consideration placing will not be regarded as a circumstance that requires any adjustment to Awards.14.3(c)

11.3	The Company shall notify the Participants of any adjustments which are made under Rule 11.1. Where necessary, in respect of any such adjustments, the Company’s auditors, acting as experts and not as arbitrators and whose decision shall be final and binding on all persons affected thereby, shall confirm to the Company in writing that these are calculated on a non-prejudicial basis. 14.3(d)

11.4	The auditors of the Company shall confirm in writing to the JSE whether those adjustments were calculated in accordance with the Rules. Such confirmation is to be provided to the JSE at the time that the relevant adjustment is finalised. Any adjustments made will be reported in the Company’s annual financial statements in the year during which the adjustment is made, to the extent required by the Act or the JSE Listings Requirements. 14.3(d) (e)

11.5	Rights Issue 14.3(b)

11.5.1	In the event of a Right Issue, Rule 11.1 to 0 shall apply mutatis mutandis to Conditional Shares that have not Vested.

11.5.2	In the event of a Rights Issue, a Participant shall, subject to approval by the JSE, be entitled to participate in any Rights Issue in respect of his Forfeitable Shares and any additional Shares subject to the Awards of Forfeitable Shares as a result of any event listed in Rule 11.1 above.

11.5.3	If a Rights Issue to the shareholders of the Company is proposed, the Committee shall notify the Participants holding Awards of Forfeitable Shares of that Rights Issue in writing. The written notice shall specify:

11.5.3.1	the terms and conditions of the Rights Issue as contained in the letter of allocation accompanying the Rights Issue;

11.5.3.2	the number of Rights Issue Shares offered;

11.5.3.3	the price payable in respect of the Rights Issue Shares and any costs incidental to the purchase of the Rights Issue Shares, including Securities Transfer Tax; and

11.5.3.4	the date by which the Participant should notify the Committee if he intends to purchase the Rights Issue Shares.

11.5.4	If any Participant holding Awards of Forfeitable Shares intends to purchase the Rights Issue Shares he shall:

11.5.4.1	notify the Committee of his intention by the date specified in the notice sent to him or her in terms of Rule 11.5.3;

11.5.4.2	simultaneously pay the full price in respect of the Rights Issue Shares and costs incidental to the purchase of the Rights Issue Shares, including Securities Transfer Tax; and

11.5.4.3	be deemed to have authorised the Escrow Agent to take all necessary steps and sign all documents to purchase the Rights Issue Shares for his or her benefit.

11.5.5	If the Participant fails to notify the Committee of his or her intention to purchase the Rights Issue Shares by the date specified in the notice in terms of Rule 11.5.3 he shall be deemed to have waived his right to take up any Rights Issue Shares in terms of the Rights Issue. In this instance the Escrow Agent shall sell the rights pertaining to the Rights Issue on behalf of the Participant and remit such proceeds to such Participant.

11.5.6	The Rights Issue Shares will not be subject to any restrictions in terms of the Plan and shall Vest immediately upon acquisition in terms of the Rights Issue.

11.5.7	Where Participants are not permitted to participate in any Rights Issue, Rules 11.1 to 11.4 shall apply mutatis mutandis to Forfeitable Shares that have not Vested.

11.6	If the Company is placed into liquidation for purposes other than reorganisation, an Award of Forfeitable Shares or Conditional Shares shall ipso facto lapse as from the Liquidation Date. 14.1(e)

12	FORFEITURE AND LAPSE OF AWARDS

12.1	Notwithstanding any other provision of the Rules, an Award shall lapse on the earliest of:

12.1.1	the Committee determining that the Performance Condition, or any further condition imposed under Rule 6.2, in relation to Conditional Shares, has not been satisfied either in whole or in part in respect of the Award and can no longer be satisfied;

12.1.2	subject to Rule 9 and 10, the Date of Termination of Employment where the Participant ceases to be employed by, or a salaried director of, the Company;

12.1.3	the Liquidation Date, in accordance with Rule11.6; and

12.1.4	any other date provided for under these Rules.

12.2	If Forfeitable Shares are forfeited under the Plan, the Employer Company and/or the Company retain the right to:

12.2.1	instruct the Agent to sell or to procure the sale of any forfeited Forfeitable Shares held for the absolute benefit of the Participant on such terms as the relevant company, in its sole and absolute discretion, may consider appropriate;

12.2.2	retain the proceeds of any sale referred to in Rule 12.2.1 net of any deductions that may be owing to the Escrow Agent; and

12.2.3	take such further steps as the relevant company, in its sole and absolute discretion, may consider appropriate to deal with the Forfeitable Shares which have been forfeited.

13	FURTHER CONDITIONS

13.1	In circumstances where the tax and/or regulatory requirements of a particular jurisdiction where a Participant works makes the issue of Shares impossible or impractical, the Directors can direct that the Participants be paid a cash amount in lieu of Shares that would have become liable to be issued to the Participant, which is equivalent to the aggregate Market Value of such Shares as at the Settlement Date, on such date. A separate Country Schedule detailing the provisions in respect of such jurisdiction may be adopted in addition to, or instead of, paying a cash amount in lieu of Shares on the Vesting Date.

13.2	An Employer Company may withhold any amount required:

13.2.1	to meet any costs in respect of the Vesting of an Award of Forfeitable Shares and Conditional Shares for which the Participant is liable; or

13.2.2	for employees’ tax,

from the Participant’s remuneration or any other amount due by the Employer Company to the Participant.

13.3	The Employer Company will delay the Settlement or Vesting of the Award, whichever is appropriate, to the Participant if the acquisition or disposal of the Shares would otherwise:

13.3.1	occur during a Prohibited Period; or

13.3.2	be in contravention of any code adopted by the Company relating to dealings in securities by directors; or

13.3.3	be prohibited by insider trading legislation or any other legislation or regulations, until such time as the Settlement or Vesting of the Award will no longer constitute such a contravention.

13.4	The rights of Participants under this Plan are determined exclusively by these Rules.

13.5	Except as otherwise provided in the Rules, the Participant has no right to any compensation, damages or any other sum or benefit by reason of the fact that:

13.5.1	he ceased to be a Participant in the Plan; or

13.5.2	any of his rights or expectations under this Plan were reduced or lost.

13.6	Shares will only be issued once a Participant has been formally identified. 14.9(a)

13.7	The Company will ensure compliance with paragraphs 3.63 – 3.74 (director dealings) of the JSE Listings Requirements in terms of share dealings by the Company relating to the Plan. 14.9(d)

13.8	The issue of shares to employees which do not fall under the Rules of this Plan will be treated as a specific issue for cash as contemplated in paragraph 5.51 of the JSE Listings Requirements. 14.11

13.9	Where a Participant becomes employed by another Employer Company:

13.9.1	all Awards granted to such Participant by the first Employer Company shall remain in force on the same terms and conditions as set out in these Rules; and

13.9.2	the second Employer Company shall assume a pro-rata portion of the first Employer Company’s obligations in respect of the relevant Awards in consideration for obtaining the Participant’s services from the first Employer Company.

14	DISCLOSURE IN ANNUAL FINANCIAL STATEMENTS 14.8

The Company shall, to the extent required by the Act or the JSE Listings Requirements, disclose in its annual financial statements the number of Shares that may be utilised for purposes of the Plan at the beginning of the accounting period and changes in such number during the accounting period and the balance of Shares available for utilisation for purposes of the Plan at the end of the accounting period.

15	COMPLIANCE OFFICER

The Company shall appoint a compliance officer for the Plan to be accountable to the directors of the Company and shall ensure that the compliance officer complies with the duties and responsibilities required of a compliance officer in terms of the Act.

16	AMENDMENTS AND TERMINATION 14.2

16.1	Subject as provided in this Rule 16, the Committee may at any time alter, vary or add to these terms and conditions as it thinks fit. Amendments to these terms and conditions may only affect Awards to Participants that have already been made if they are to the advantage of Participants, and subject to the Listings Requirements.

16.2	Except as provided in Rule 16.3 the provisions relating to: 14.2

16.2.1	the category of persons who are eligible for participation in the Plan; 14.1(a)

16.2.2	the number of Shares which may be utilised for the purpose of the Plan; 14.1(b)

16.2.3	the individual limit entitlements envisaged in Rule 5.2; 14.1(c)

16.2.4	the basis upon which Awards are made as stipulated in Rule 0; 14.1(f)

16.2.5	the amount (if any) payable upon the grant, Settlement or Vesting of an Award; 14.1(d)

16.2.6	the voting, dividend, transfer and other rights attached to the Awards, including those arising on a liquidation of the Company; 14.1(e)

16.2.7	the adjustment of Awards in the event of a Change of Control of the Company or other corporate actions; 14.1(g)

16.2.8	the procedure to be adopted in respect of the Vesting of Awards in the event of termination of employment as envisaged in Rule 9; 14.1(h)

16.2.9	the terms of this Rule 16.2,

may not be amended without the prior approval of the JSE and by ordinary resolution of 75% (seventy five percentage) of shareholders of the Company present or by proxy, in general meeting, excluding all the votes attached to unvested Forfeitable Shares held under this Plan and all Shares owned by persons as a result of the Vesting of Forfeitable Shares and Conditional Shares under this Plan and who are existing Participants in the Plan.

16.3

Subject to Rule 16.2 the Committee may make minor amendments for ease of the administration of the Plan, to comply with or take account of the provisions of any proposed or existing legislation or to obtain or maintain favourable, taxation or regulatory treatment of any Employer Company or any present or future Participant, including the adoption of a Country Schedule for the benefit of Employees of the Group working outside South Africa.

16.4	The Committee may terminate the Plan at any time, but Awards granted before such termination will continue to be valid and as described in the provisions of the Plan.

17	DOMICILIUM AND NOTICES

17.1	The parties choose domicilium citandi et executandi for all purposes arising from this Plan, including, without limitation, the giving of any notice, the payment of any sum, the delivery of shares, the serving of any process, as follows:

17.1.1	the Company, the company secretary and the Committee: The address and telefax number of the Registered Office of the Company from time to time;

17.1.2	Employer Company: The address and telefax number of the Registered Office of the Employer Company from time to time;

17.1.3	each Participant: The physical address, telefax number and electronic address from time to time reflected as being his address, telefax number and/or electronic address in the Employer Company’s relevant system from time to time.

17.2	Any of the above persons shall be entitled from time to time, by written notice to the other, to vary its domicilium to any other physical address within the Republic of South Africa and/or its facsimile number and/or (in the case of a Participant) his electronic address; provided in the case of a Participant such variation is also made to his details on the Employer Company’s payroll system.

17.3	Any notice given and any delivery or payment made by any of the above persons to any other which:

17.3.1	is delivered by hand during the normal business hours of the addressee at the addressee’s domicilium for the time being shall be rebuttably presumed to have been received by the addressee at the time of delivery;

17.3.2	is delivered by courier during the normal business hours of the addressee at the addressee’s domicilium for the time being shall be rebuttably presumed to have been received by the addressee on the third day after the date of the instruction to the courier to deliver to the addressee;

17.3.3	is posted by prepaid registered post from an address within the Republic of South Africa to the addressee at the addressee’s domicilium for the time being shall be rebuttably presumed to have been received by the addressee on the seventh day after the date of posting.

17.4	Any notice given that is transmitted by electronic mail and/or facsimile to the addressee at the addressee’s electronic address and/or facsimile address (as the case may be) for the time being shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee on the date of successful transmission thereof.

17.5	Any notice or other document given to any Participant pursuant to the Plan may be delivered to him or sent by post to him at his home address according to the records of the Employer Company or such other address as may appear to the Directors to be appropriate. Notices or other documents sent by post will be deemed to have been given 7 days following the date of posting if sent by post.

17.6	Any notice or document given to the Employer Company pursuant to the Plan may be delivered to it or sent by post to its registered office marked for the attention of the company secretary of the Employer Company, or such other address as may be specified by the Employer Company and the documents will not be deemed to have been received before actual receipt by the company secretary of the Employer Company.

18	DISPUTES

18.1	Any dispute arising under the Plan shall be decided by arbitration in the manner set out in Rule 18.

18.2	The arbitration shall be held subject to the provisions of this Plan:

18.2.1	at Johannesburg;

18.2.2	informally;

18.2.3	otherwise in accordance with the provisions of the Arbitration Act, No. 42 of 1965, as amended,

it being the intention that, if possible it shall be held and concluded within 21 (twenty-one) Business Days, after it has been demanded.

18.3	The arbitrator shall be if the question in issue is:

18.3.1	primarily an accounting matter, an independent accountant with not less than 15 (fifteen) years experience agreed upon between the parties. In the event that the parties to the dispute cannot agree within 7 (seven) Business Days, a chartered accountant to be nominated by the Executive President for the time being of the South African Institute of Chartered Accountants;

18.3.2	primarily a legal matter, a practising senior counsel or attorney with no less than 15 (fifteen) years standing agreed upon between the parties. In the event that the parties to the dispute cannot agree within 7 (seven) Business Days, a practising attorney nominated by the President for time being of the Law Society of the Northern Provinces;

18.3.3	any other matter, an independent person agreed upon between the parties to the dispute.

18.4	An aggrieved party may appeal against the arbitration award within 10 (ten) Business Days after receipt of the arbitration award by lodging a notice of appeal with the other party/ies to the dispute.

18.5	Where an appeal is made, 2 (two) practising senior counsel of at least 15 (fifteen) years standing shall be appointed as chairpersons of the appeal. If the parties to the dispute are unable to agree on the chairpersons for the appeal the provisions of Rule 18.3 shall mutatis mutandis apply with the changes required by the context. The chairpersons shall meet the parties to the dispute within 7 (seven) Business Days after their appointment to determine the procedure for the appeal.

19	SEVERABILITY

Each provision of these Rules is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

20	GOVERNING LAW

South African law governs the Plan and Awards made in terms of the Plan (including Awards made to Participants employed by the Group in jurisdictions other than South Africa). All Employer Companies and Participants submit to the jurisdiction of the South African courts as regards any matter arising under the Plan.

This Plan was duly adopted at a shareholders meeting of Gold Fields Limited held at [insert] on [insert date], the Rules of the Plan having been made available for inspection for at least 14 days prior to the general meeting at the Company’s registered office.14.7

Chairman of the General Meeting